EX-3.3

  SECOND AMENDMENT TO ARTICLES OF INCORPORATION OF LAHAINA ACQUISITIONS, INC.


     Lahaina Acquisitions, Inc. (the "Corporation"), a Colorado corporation formed pursuant to those certain Articles of Incorporation (the "Articles") filed of record with the Colorado Secretary of State on April 5, 1989, does hereby certify as follows:

                                       I.

     That the Board of Directors of the Corporation, by written consent executed in accordance with Section 7-108-202 of the Business Corporation Act of the State of Colorado, has duly adopted and approved this Second Amendment to Articles of Incorporation (the "Amendment"), as of the 19 day of December, 2000.
                                       II.

     That all Series A Preferred Stock issued pursuant to that certain Amendment to Certificate of Incorporation of Lahaina Acquisitions, Inc., executed as of December 14, 1998, has been redeemed or converted prior to the date hereof.

                                      III.

     That the Articles are hereby amended by inserting into Article IV thereof, entitled Capital Stock, the following newly-added Paragraph 6:

     6. Series A Preferred Stock.

     Number of Authorized Shares. The initial number of authorized shares of Series B Preferred Stock shall be 2,000,000, no par value per share. At the time of execution hereof, it is anticipated that the Corporation will, as soon as practicable, issue 1,650,000 shares of Series B Preferred Stock for One Dollar ($1.00) per share.

     Voting Rights. Each holder of shares of Series B Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock of the Corporation into which such shares of Series B Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted, and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series B Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held.

     Ranking. The Series B Preferred Stock shall rank senior to the Common Stock previously issued and outstanding as of the date hereof as to the distribution of assets upon liquidation, dissolution or winding up. Currently, there are no other classes of issued and outstanding preferred shares of stock
Notwithstanding the foregoing, the Corporation may authorize and issue additional preferred shares of stock or a series of stock which is greater than, equal or junior to the Series B Preferred Stock in terms of rights to receive dividends and rights upon liquidation.

     Dividends. On each anniversary of this Agreement (the "Anniversary Date"), each holder of shares of Series B Preferred Stock shall be entitled to receive dividends equal the Annual Dividend Amount (as defined below), provided funds of the Corporation are legally available for such purposes. As used in this Agreement, "Annual Dividend Amount" means (i) with respect to the first two anniversaries of this Agreement, an amount equal to four percent (4%) of the value of the Series B Preferred Stock, (ii) with respect to the third and fourth anniversaries of this Agreement, an amount equal to six percent (6%) of the value of the Series B Preferred Stock, and (iii) with respect to each other anniversary of this Agreement, an amount equal to seven and one-half percent (7.5%) of the value of the Series B Preferred Stock. In addition to the foregoing, the holders of shares of Series B Preferred Stock shall be entitled to receive, but only as and when declared by the Board of Directors of the Corporation, out of funds of the Corporation legally available for such purposes, dividends at the same time, and in the same amount per share, as are payable to the holders of the Common Stock of the Corporation. The determination of the Board of Directors of the Corporation at any time as to the amount of funds of the Corporation legally available for the payment of dividends shall be binding and conclusive on the holders of all the issued and outstanding shares of stock of the Corporation, including the Series B Preferred Stock. No dividend shall be paid or set apart for payment on the Common Stock, nor shall any distribution be made on the Common Stock, other than a dividend payable in Common Stock, unless a dividend in the same amount per share is declared and paid on shares of Series B Preferred Stock. Holders of the Series B Preferred Stock shall not be entitled to any dividends other than the dividends provided for in this Section 4. Notwithstanding any other provision of this Agreement which might otherwise be construed to the contrary, during the first five (5) years after the execution hereof, the Board of Directors of the Corporation may, at its sole option, elect to pay any dividend payable under this section (a) in cash, (b) by the transfer and delivery of shares of Series B Preferred Stock having a fair market value, as of the date such payment is due, at least equal to the option price or (c) any combination of (a) and (b). Thereafter, the Board of Directors shall pay any and all dividends payable under this section in cash. For purposes of this section, the value of Series B Preferred Stock will be determined based on the average closing price for publicly-traded Common Stock of Corporation for the five-day period immediately preceding the date on which any dividend payment is due.

     Liquidation Preference.

     Liquidation Value. In the event of any Liquidation Event, after the payment or provision for the payment of all debts and liabilities of the Corporation, the holders of the Series B Preferred Stock shall be entitled pari passu to be paid, before any amount shall be paid to the holders of any other class of Preferred Stock and before any distribution or payment is made upon any Common Stock, an amount in cash equal to the Series B Liquidation Value (as defined below) of each share of Series B Preferred Stock held by them, plus an amount equal to all declared and unpaid dividends thereon. Thereafter, holders of Series B Preferred Stock shall be entitled to participate in the distribution of any remaining assets pro rata with the holders of Common Stock on an as-converted basis. If upon any Liquidation Event (as defined below), the Corporation's assets to be distributed among the holders of the Series B Preferred Stock are insufficient to permit payment in full of the Series B Liquidation Value to such holders, such assets shall be distributed ratably among them based upon the aggregate Series B Liquidation Value of the Series B Preferred Stock held by each holder.

     Notice of Liquidation Event. At least fifteen (15) days' previous notice by mail, postage prepaid, shall be given to the holders of record of the Series B Preferred Stock of any Liquidation Event, such notice to be addressed to each such holder at the address of such holder appearing on the books of the Corporation or given by such holder to the Corporation for the purpose of notice, or if no such address appears or is so given, at the place where the principal office of the Corporation is located. Such notice shall state the anticipated date fixed for the Liquidation Event, the Series B Liquidation Value, and shall call upon such holder to surrender to the Corporation on said date at the place designated in the notice such holder's certificate or certificates representing their Series B Preferred Stock; provided, however, that failure to so surrender such certificate or certificates shall not affect such holder's rights under this Section 5.

     Definitions.

     Liquidation Event. For purposes of this Agreement, a "Liquidation Event" shall mean any liquidation, dissolution or winding up of the Corporation whether voluntary or involuntary.

     Series B Liquidation Value. For purposes of this Agreement, "Series B Liquidation Value," shall mean, for purposes of the Series B Preferred Stock originally issued to Scott and Julia Demerau, $1,650,000 divided by 1,650,000 shares plus any shares of Series B Preferred Stock issued to such shareholder pursuant to the terms hereof.

     Conversion Rights.

     Conversion. At any time, each share of Series B Preferred Stock, at the option of the holder thereof, may be converted into and exchanged for Common Stock at $1.00 per share as set forth herein; provided, that all shares of Series B Preferred Stock held by such holder are converted and exchanged. If there are any declared but unpaid dividends or other amounts due on or in respect of such shares, such dividends and other amounts shall remain due to the holders of the Series B Preferred Stock notwithstanding the conversion of the Series B Preferred Stock into Common Stock.

     Adjustments.

     In case, at any time after the date hereof, of any capital reorganization or any reclassification of the stock of the Corporation (other than as a result of a stock dividend payable on Common Stock in the form of Common Stock or subdivision, split-up or combination involving the Common Stock), the shares of Series B Preferred Stock, after such capital reorganization or reclassification, shall be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such capital reorganization or reclassification the holder of the Series B Preferred Stock had converted its shares of Series B Preferred Stock into Common Stock. The provisions of this
Section 6(b)(i) shall similarly apply to successive capital reorganizations or reclassifications.

     All calculations under this Section 6 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

     Upon the  occurrence of each  adjustment or  readjustment  pursuant to this
Section 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation, upon written request at any time of any holder of Series B Preferred Stock, shall furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustments and readjustments and (B) the number of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Series B Preferred Stock.

     Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of the Series B Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any income or similar taxes of a holder arising in connection with a conversion or any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificates in a name other than that of the holder of the Series B Preferred Stock which is being converted.

     No Impairment. The Corporation, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions hereto and in the taking of all such action as may be necessary or appropriate in order to protect the conversion and other rights of the holders of the Series B Preferred Stock against impairment.

     Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series B Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series B Preferred Stock in any manner that interferes with the timely conversion of such Series B Preferred Stock.

     Reservation of Stock Issuable Upon Conversion. The Corporation at all times shall reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, such number of its Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock; and if at any time the number of authorized but unissued Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued Common Stock to such number of shares as shall be sufficient for such purpose.

     No Reissuance of Series B Preferred Stock. No share or shares of Series B Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

     General. In addition to the foregoing provisions, the Series B Preferred Stock shall be subject to, and shall be entitled to the benefits of, any terms and conditions set forth in the Articles of Incorporation of the Corporation with respect to preferred stock generally.

                                       IV.

     That except as specifically modified pursuant to the terms of this Amendment, the Articles will remain in full force and effect.



                  [Remainder of page intentionally left blank]




 [Signature page of Second Amendment to Articles of Incorporation

                          Lahaina Acquisitions, Inc.]

                                             LAHAINA ACQUISITIONS, INC.:


Attest:
                                             By  /s/ Betty M. Sullivan
                                             -------------------------
                                             Name    Betty M. Sullivan
By                                           Title   Executive Vice President